Exhibit 12(d)
                                                                   -------------

                                     Name of Shareholder:_______________________

                                                  Number:_______________________


                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                       BIO-MAGNETIC THERAPY SYSTEMS, INC.

                                       at

                               A Purchase Price of

                                 $0.32 Per Share

                                       by

                                  DuraVest Inc.

a Company incorporated under the laws of the State of Florida with principal executive offices in

        11 South LaSalle Street, 5th Floor, Chicago Illinois 60603 - 1238

     THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 28, 2005, UNLESS THE OFFER IS EXTENDED. WITHDRAWAL RIGHTS WILL ONLY EXPIRE UPON ACCEPTANCE FOR PAYMENT OF TENDERED SHARES.

                                IMPORTANT NOTICE

     THE ATTACHED OFFER TO PURCHASE CONTAINS NON-PUBLIC INFORMATION REGARDING BIO-MAGNETIC THERAPY SYSTEMS, INC. (THE "COMPANY") WHICH HAS BEEN FURNISHED TO DURAVEST INC. (THE "PURCHASER") BY THE COMPANY FOR INCLUSION HEREIN. IT IS BEING SUPPLIED TO YOU FOR THE SOLE PURPOSE OF PROVIDING YOU WITH INFORMATION THAT MAY BE HELPFUL IN DETERMINING WHETHER OR NOT TO ACCEPT PURCHASER'S OFFER TO PURCHASE ANY OR ALL OF THE SHARES OF COMMON STOCK OWNED BY YOU, SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. EACH OFFER TO PURCHASE IS NUMBERED AND ISSUED ONLY TO THE SHAREHOLDER NAMED THEREON. UPON RECEIPT OF THE OFFER TO PURCHASE, YOU WILL BE DEEMED TO HAVE AGREED TO KEEP SUCH INFORMATION CONFIDENTIAL AND NOT, WITHOUT THE PRIOR WRITTEN CONSENT OF PURCHASER AND THE COMPANY, TO DISCLOSE SUCH INFORMATION

TO ANY THIRD PARTY, EXCEPT TO YOUR LEGAL, ACCOUNTING OR TAX ADVISORS, SOLELY FOR THE PURPOSE OF ADVISING YOU WHETHER OR NOT TO ACCEPT PURCHASER'S OFFER TO PURCHASE YOUR SHARES AND SUBJECT TO SUCH ADVISORS' AGREEMENT TO KEEP SUCH INFORMATION CONFIDENTIAL. THE OFFER TO PURCHASE MAY NOT BE PHOTOCOPIED OR REPRODUCED IN ANY FASHION, EXCEPT TO YOUR ADVISORS AS PROVIDED ABOVE.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER IS FAIR TO THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE SHAREHOLDERS OF THE COMPANY. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX EFFECTS OF TENDERING SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) VALID TENDER OF NOT LESS THAN 4,636,775 SHARES OF COMMON STOCK PURSUANT TO THE OFFER; AND (ii) THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO CLOSING (INCLUDING, WITHOUT LIMITATION, PURCHASER RAISING SUFFICIENT FINANCING TO ENABLE IT TO CONSUMMATE THE OFFER, AND PAY ALL RELATED COSTS AND EXPENSES AND PURCHASER'S COMPLETION OF DUE DILIGENCE WITH RESPECT TO THE COMPANY WITH RESULTS SATISFACTORY TO PURCHASER IN ITS SOLE DISCRETION.

                             -----------------------

     Any shareholder desiring to tender all or any portion of his Shares should complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver it to Purchaser with the certificates for such Shares and any other documents required by the Letter of Transmittal.

     Questions and requests for assistance may be directed to Purchaser at the following address and telephone numbers:

     DuraVest Inc.

     Ogan Gurel, MD MPhil

     Chief Executive Officer

     11 South LaSalle Street, 5th Floor

     Chicago, Illinois 60603 - 1238

     USA

     Tel: 001 - (312) 423-2763

     Additional copies of this Offer to Purchase, the Letter of Transmittal or any other tender offer materials may be obtained from Purchaser at the same address and telephone number.



November 29, 2005

                               SUMMARY TERM SHEET

     Purchaser is offering to purchase all of the outstanding shares of common stock of Bio-Magnetic Therapy Systems, Inc for US$0.32 per share in cash. The following are some of the questions you, as a stockholder, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my shares?

     Our name is DuraVest Inc. We are incorporated under the laws of the State of Florida with a principal place of business at 11 South LaSalle Street, 5th Floor, Chicago, Illinois 60603-1238. (For further information, see "Certain Information Concerning Purchaser.")

What shares are being sought in the Offer?

     We are seeking to purchase all shares of common stock of Bio-Magnetic Therapy Systems, Inc. This offer is being made to all persons who are stockholders of Bio-Magnetic Therapy Systems, Inc on November 29, 2005. In the event that less than all shares are tendered pursuant to this offer then we shall purchase shares from each shareholder in the amount offered. (For further information, see "The Offer.")

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

     We are offering to pay US$0.32 per share, net to you, in cash, less any required withholding of taxes and without payment of interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. (For further information, see "The Offer.")

Do you have the financial resources to make payment?

     The offer is conditioned on our obtaining sufficient financing on terms and conditions reasonably satisfactory to us. To finance the offer, we anticipate obtaining a bridge financing of up to US$ 7.7MM. We cannot assure you, however, that sufficient funds will be available on terms and conditions reasonably satisfactory to us. If not, we shall not purchase your shares (for further information, see "Background and Purpose of the Offer")

How long do I have to decide whether to tender in the Offer?

     You will have at least until 5:00 p.m., New York City time, on December 28, 2005, to tender your shares in the offer. (For further information, see "The Offer.")

Can the Offer be extended and under what circumstances?

     We may extend the offer without the Company's prior written consent for one or more periods of time we reasonably believe necessary to cause the conditions to our offer to be satisfied, if on a scheduled expiration date any of the conditions to our offer are not satisfied; however, we may not extend the offer beyond January 31st, 2006 (for further information, see "The Offer").

How will I be notified if the Offer is extended?

     If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire and will send you written notice of such extension. (For further information, see "The Offer.")

What are the most significant conditions to the Offer?

     We are not obligated to purchase any shares if:

     o We fail to obtain sufficient financing on terms reasonably satisfactory to us to enable us to consummate the offer and to pay our expected transaction costs;

     o There is a material adverse effect on Bio-Magnetic Therapy Systems, Inc or its business;

     o    Less than 4,636,775 shares are validly tendered

     o The results of our due diligence review are not satisfactory to ourselves or any of the persons who we approach to provide financing to fund the transaction; and/or

     o Any one of several other conditions precedent to our obligations are not met or waived by us. (For further information, see "The Offer.")

Until what time can I withdraw previously tendered shares?

     You can withdraw shares at any time until the offer has expired and you may withdraw them at any time after the expiration of the offer until we accept shares for payment. (For further information, see "The Offer".)

How do I withdraw previously tendered shares?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to us while you still have the right to withdraw the shares. (For further information, see "The Offer.")

What does the Bio-Magnetic Therapy Systems, Inc. Board of Directors think of the Offer?

     The Bio-Magnetic Therapy Systems, Inc board of directors has determined that the consideration to be paid for each share in the offer is fair to all holders of such shares and recommends that the holders of such shares accept the offer.

How will I be taxed for U.S. Federal income tax purposes?

     Receipt of cash for your shares in the offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize a gain or loss in an amount equal to the difference between (1) the cash you receive in the Offer, and (2) your adjusted tax basis in your shares surrendered in the Offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long term capital gain or loss if you have held the shares for more than one year at the time the Offer completed, as the case may be. You are urged to consult your own tax adviser as to the particular tax consequences to you of the Offer.

How do I tender my shares?

     To tender shares you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to us no later than the time the tender offer expires. (For further information, see "The Offer.")

If I decide not to tender, how will the Offer affect my shares?

     To the extent you decide not to tender your shares you shall continue to hold stock in Bio-Magnetic Therapy Systems, Inc. Pursuant to the terms of an agreement entered into by the Company's controlling shareholder, Dr. Richard Markoll and us, Dr. Markoll has agreed to sell an amount of shares at least equal to the shortfall between the number of shares tendered pursuant to the offer and 50% of the outstanding shares. As a result your decision not to tender will not in any way prevent us from closing the offer and acquiring shares.

What is the market value of my shares as of a recent date?

     The shares do not trade on a public trading market so it is not possible to gauge their market value beyond any offers received by you to purchase your shares, including this offer.

Are dissenters' rights available in the Offer?

     No. There are no dissenter rights available in the Offer or any related transaction.

To whom may I speak if I have questions about the Offer?

                  You may call


                  DuraVest Inc.

                  Ogan Gurel, MD MPhil

                  Chief Executive Officer

                  11 South LaSalle Street, 5th Floor

                  Chicago, Illinois 60603 - 1238

                  USA

                  Tel: 001 - (312) 423-2763



                  See page ii of this Offer to Purchase.

                                  INTRODUCTION

                               -------------------


NOVEMBER 29, 2005

To:  Holders of Common Stock of Bio-Magnetic
     Therapy Systems, Inc. (the "Shareholders")

     DuraVest Inc. ("Purchaser"), hereby offers to purchase all outstanding shares ("Shares") of Common Stock, $.01 par value ("Common Stock"), of Bio-Magnetic Therapy Systems, Inc., a Virginia corporation (the "Company"), at a purchase price of $0.32 per Share, net to the seller in cash and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. (The Offer to Purchase and such Letter of Transmittal are hereinafter collectively referred to as the "Offer.")

     On the date of consummation of the purchase of the Shares as contemplated by the Offer (the "Closing Date"), Purchaser will pay US$0.32 per tendered Share purchased by check to the tendering shareholders.

     All Shares validly tendered prior to the expiration of the Offer and not properly withdrawn in accordance with Section 5 of "The Offer," will be accepted for payment from each tendering Shareholder of record on December 28, 2005 (the "Record Date").

     The Company has informed Purchaser that as of November 29, 2005, there were 9,273,549 Shares of Common Stock issued and outstanding. (See "Background and Purpose of the Offer")

     PRIOR TO DECIDING WHETHER TO TENDER SHARES TO PURCHASER, SHAREHOLDERS ARE URGED TO CAREFULLY REVIEW THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL AND TO CONSIDER THE EFFECT THAT THE OTHER TRANSACTIONS REFERRED TO HEREIN MAY HAVE ON THE COMPANY AND THE SHARES.

     Under the terms and subject to the conditions of the Offer, Shareholders may (i) elect to tender all or any portion of their Shares, or (ii) elect not to accept the Offer and retain all the Shares they own. (See "The Offer.")

     Only those Shareholders wishing to tender Shares pursuant to the Offer are required to submit (i) a properly completed and duly executed Letter of Transmittal (including, in certain cases described herein, a properly executed stock power) and (ii) certificates for the Shares to be tendered for receipt by Purchaser on or prior to the Expiration Date as described in The Offer. Such Shareholders must accept each of the terms and comply with each of the conditions of the Offer.

Shareholders are urged to consider the following factors:

     o Shareholders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future distributions by the Company, past and future profits of the Company, and any future appreciation of the value of the Shares.

     o Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Shares. In establishing the purchase price of $0.32 per Share, Purchaser is motivated to establish the lowest price which might be acceptable to Shareholders consistent with Purchaser's objectives.

     o As a result of consummation of the Offer, Purchaser may be in a position to significantly influence all the Company decisions on which Shareholders may vote. Purchaser will vote the Shares acquired in the Offer in its own interest, which may be different from or in conflict with the interests of the remaining Shareholders.

     o There are conditions to the consummation of the Offer by Purchaser pursuant to which Purchaser is not obligated to consummate the Offer if:

          o Purchaser fails to raise sufficient financing to enable Purchaser to consummate the Offer, and to pay its related costs;

          o    there is a material adverse effect on the Company;

          o the results of Purchaser's due diligence review are not satisfactory to any of the persons who Purchaser approaches to provide financing to fund the transaction;

          Those conditions and various additional conditions set out in the Offer (see "the Offer") are for the sole benefit of Purchaser and can only be waived by Purchaser.

          No dissenters' rights are available in connection with the Offer.

     Questions and requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal should be directed in writing to

         DuraVest Inc.

         Ogan Gurel, MD MPhil

         Chief Executive Officer

         11 South LaSalle Street, 5th Floor

         Chicago, Illinois 60603 - 1238

         USA

         Tel: 001 - (312) 423-2763

     NO AGENT OR OFFICER OF PURCHASER OR THE COMPANY OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER OR THE COMPANY.

                       BACKGROUND AND PURPOSE OF THE OFFER

Purpose of the Offer

     The purpose of the Offer is for Purchaser to acquire a controlling interest in the Company.


Control of the Company

     Assuming that the transactions contemplated by the Offer and the transactions described below (the "Transactions") are consummated, Purchaser will hold, in the aggregate, between approximately 70% and approximately 80% of the then outstanding Shares. Accordingly, Purchaser would be able to determine the outcome of any corporate action requiring shareholder approval and would be able to control the election of the Board of Directors of the Company and the determination of the Company's policies, at least for the foreseeable future.

     Except for the Transactions and as otherwise described in this Offer to Purchase, neither Purchaser nor the Company has any current plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capital structure or business. However, neither Purchaser nor the Company can predict whether such an extraordinary transaction might be considered or approved or the effect that the consummation of such a transaction might have on the condition of the Company (financial or other) or the value of the Shares.


Source and Amount of Funds

     The offer is conditioned on our obtaining sufficient financing on terms and conditions satisfactory to us. To finance the Offer, Purchaser shall require up to US$ 7.7 MM which it anticipates obtaining through a bridge financing. These funds will be used to finance the Offer as well as the following Transactions:

     - finance the subscription of 5,700,000 shares of common stock in BMTS, par value $ 0.01 per share, for a purchase price of US$ 0.32 per share for a total consideration of US$ 1,824,000

     - finance the additional subscription of 8,362,500 shares for a purchase price of US$ 0.32 per share for a total consideration of US$ 2,676,000 immediately upon amendment of the BMTS Charter to increase the number of authorized shares to a sufficient number to allow the issuance thereof. For this purpose the Company has given Notice to its shareholders that a Special Meeting of Shareholders will be held on December 28, 2005, at Brienner Strasse 1, D-80333 Munich, Germany, beginning at 15:00h local time (CET).

     We cannot assure you that we will receive financing on terms and conditions that are reasonably satisfactory to us and, if we cannot, then the Transactions, including the purchase of the Shares pursuant to the Offer, will not be consummated.

                                    THE OFFER

1.   Terms of the Offer; Expiration Date.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with Section 5. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on December 28, 2005, unless and until Purchaser shall have extended the period of time for which the Offer is open, in which event the term Expiration Date shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. In no event shall any extension of the Offer extend beyond January 31st, 2006.

     The Offer is conditioned upon, among other things, the valid tender of not less than an aggregate of 4,636,775 Shares pursuant to the Offer, no material adverse change to the Company's business or financial condition and the satisfaction or waiver of certain additional conditions to closing (including, without limitation, Purchaser raising sufficient financing to enable it to consummate the offer, and pay all related costs and expenses). Subject to applicable law, Purchaser reserves the right (but shall not be obligated) to waive any conditions to the Offer in whole or in part, at any time and from time to time in its sole discretion. If by the Expiration Date any or all such conditions have not been satisfied, Purchaser reserves the right to (a) decline to accept for payment or pay for any of the Shares tendered, terminate the Offer and return all tendered shares to tendering Shareholders, (b) extend the Offer and, subject to the withdrawal rights set forth in Section 5, retain the Shares that have been tendered until the expiration of the Offer as extended or (c) to the extent permitted by applicable law, waive such unsatisfied condition or conditions and, in accordance with applicable law, accept for payment and pay for all Shares validly tendered.

     The Company has furnished Purchaser with the Company's Shareholder list for the purpose of disseminating the Offer to holders of Shares and the Company informs Purchaser that the list is true and correct as of the most recent practicable date. The Offer to Purchase and the related Letter of Transmittal will be mailed by the Company on behalf of the Purchaser to record holders of Shares whose names, or the names of whose nominees, appear on the Company's Shareholder list at the date of this Offer to Purchase and to any person who the Company informs us has become a Shareholder on or prior to the Record Date.

2.   Extension of Offer Period; Termination; Amendment.

     Purchaser expressly reserves the right (but will not be obligated), in its sole discretion and without the Company's consent, to extend the period of time during which the Offer is open by giving written notice of such extension to the Shareholders of the Company to whom this Offer is sent if (i) at the Expiration Date any of the conditions set forth in the Transactions have not been satisfied or waived, until such time as such conditions are satisfied or waived (ii) on the Expiration Date less than 4,636,775 of the outstanding Shares (as adjusted in the event of any stock split, stock dividend, combination or reclassification) have been validly tendered and not properly withdrawn pursuant to the Offer, and (iii) required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. During any extension of the Offer by Purchaser, all Shares previously tendered and not withdrawn will remain subject to the Offer and may be accepted for payment by Purchaser at the conclusion of the Offer, except to the extent such Shares may be withdrawn as set forth in
Section 5. There can be no assurance that Purchaser will exercise its right to extend the Offer.

     Purchaser also expressly reserves the right (i) to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or to delay the acceptance for payment of, or payment for, any Shares validly tendered and not properly withdrawn, upon the occurrence of any of the conditions specified in Section 8(b), by giving written notice of such termination or delay to the shareholders of the Company to whom this Offer was sent and (ii) subject to the limitations set forth in Section 8(b) and upon the occurrence of any of the conditions specified in Section 8(b), at any time, or from time to time, to amend the Offer in any respect. Except that, without the consent of the Company, Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) modify or add to any of the conditions to the Offer set forth in
Section 8 in any manner adverse to the Shareholders, (iv) except as set out above, extend the offer, or (v) change the form of consideration payable in the Offer.

     If Purchaser extends the Offer or (whether before or after their acceptance for payment of Shares) is delayed in making payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights pursuant to the Offer (including, without limitation, as set forth in Sections 2 and 8 of "The Offer"), Purchaser may retain tendered Shares, subject to withdrawal rights as described in Section 5. The ability of Purchaser to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires any person making a tender offer to pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer.

3.   Procedure for Accepting the Offer and Tendering Shares.

     Valid Tender. For a Shareholder validly to tender Shares pursuant to the Offer, Purchaser must receive on or prior to the Expiration Date, at the address set forth on page twenty-three of this Offer to Purchase, a properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof with any required signature guarantees, together with certificates representing such Shares and any other documents required by the Letter of Transmittal.

     Full and Partial Tenders. Shareholders who wish to tender may elect to tender (i) all their Shares, or (ii) any specified number of their Shares.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if it is signed by the registered holder of the Shares tendered therewith (unless such holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal). In all other cases, signatures on the Letter of Transmittal must be guaranteed, and the tendered certificates must be endorsed or accompanied by appropriate stock powers. See Instruction 4 to the Letter of Transmittal.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by Purchaser of certificates for such Shares, a properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof, and any other documents required by the Letter of Transmittal.

     The method of delivery of certificates for Shares and all other required documents is at the option and risk of the tendering Shareholder. If delivery is by mail, registered mail with return receipt requested and properly insured is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

     Proxy. By executing a Letter of Transmittal, a tendering Shareholder irrevocably appoints designees of Purchaser as such Shareholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to vote and exercise all of such Shareholder's rights with respect to the Shares tendered and any and all dividends, distributions, rights, other Shares or other securities issued or insurable in respect of such Shares. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to the Shares or other securities or rights will be revoked without further action, and no subsequent proxies may be given (and, if given, will not be deemed effective).

     The appointed proxies will, with respect to such Shares or other securities or rights purchased, be empowered, among other things, to exercise all voting and other rights of such Shareholder as such proxies, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Shareholders, by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, Purchaser must be able to exercise full voting and other rights with respect to such Shares immediately after acceptance for payment.

     Backup Withholding. To prevent backup federal income tax withholding on payments made with respect to Shares purchased pursuant to the Offer, tendering Shareholders must provide Purchaser with their correct taxpayer's identification number by completing the substituted Form W-9 included in the Letter of Transmittal. See Instruction 7 and the information under the caption "Important Tax Information" in the Letter of Transmittal.

     Other Requirements. It is a violation of Section 14 (e) of the Exchange Act and Rule 14e-4 promulgated thereunder for a person to tender Shares for his account unless the person so tendering (i) owns such Shares or (ii) owns other securities convertible into or exchangeable for such Shares or owns an option, warrant or right to purchase such Shares and intends to acquire such Shares for tender by conversion, exchange or exercise of such option, warrant or right.
Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. By signing and delivering the Letter of Transmittal, the tendering Shareholder will represent and warrant to Purchaser that (a) such Shareholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and
(b) the tender of such Shares complied with said Rule 14e-4.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice. A valid tender of Shares pursuant to any of the procedures described above will constitute the tendering Shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering Shareholder's representation and warranty that such Shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act. Purchaser's acceptance for payment of Shares pursuant to the Offer will constitute a binding agreement between the tendering Shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser, in its discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any particular Shares determined by Purchaser not to be in proper form or if the acceptance of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. Neither Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.   Acceptance for Payment and Payment of Consideration.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay the Consideration for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn which it intends to purchase, as promptly as practicable after the latest to occur of (a) 5:00 p.m., New York City time, on the Expiration Date, and (b) the satisfaction or waiver of the conditions set forth in Section 8. Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 7.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when Purchaser gives written notice to the Company's controlling shareholder, Dr. Richard Markoll, on behalf of the Shareholders, of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by check to the tendering Shareholder (or his designee as specified in the Letter of Transmittal) at the address specified by such Shareholder in the Letter of Transmittal. Under no circumstances will interest be paid on the Consideration to be paid by Purchaser, regardless of any delay in making such payment.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by Purchaser of (i) certificates for such Shares, (ii) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof and (iii) any other documents required by the Letter of Transmittal.

     If any tendered Shares are not purchased pursuant to the Offer, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering Shareholder as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     Purchaser reserves the right to assign its rights and/or delegate its respective obligations to any one or more of its affiliates, but no such assignment or delegation will relieve Purchaser of any of its obligations under the Offer and will in no way prejudice the rights of tendering Shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.   Withdrawal Rights.

     Except as otherwise provided in this Section 5, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after the Expiration Date (as extended from time to time).

     For a withdrawal of Shares to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by Purchaser at the address specified on page twenty-three of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares to be withdrawn are registered, if different from that of the person tendering such Shares. If certificates for Shares to be withdrawn have been delivered to Purchaser, then, prior to the physical release of such certificates, the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn and a signed notice of withdrawal (with signatures guaranteed by a bank or other institution participating in a recognized signature guarantee program, if the signature on the Letter of Transmittal was required to be guaranteed), must be furnished to Purchaser as described above.

     If Purchaser extends the Offer, is delayed in its acceptance of Shares or payment for Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, Purchaser may, subject to applicable law, retain tendered Shares and such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described in this Section 5.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Neither Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer; however, withdrawn Shares may be retendered by following any of the procedures described in Section 3 of "The Offer" at any subsequent time prior to the Expiration Date.

6.   Certain Federal Income Tax Consequences.

     The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and also may be a taxable transaction under applicable state, local, foreign or other tax laws. In general, a Shareholder will recognize gain or loss equal to the difference between the Shareholder's tax basis in the Shares sold and the amount of any cash received in exchange therefor. Such gain or loss will be capital gain or loss if the Shares sold were held as a capital asset, and will be long-term capital gain or loss if the Shares were held for more than one year.

     IN VIEW OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO SHAREHOLDERS WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, AND MAY NOT APPLY TO A PARTICULAR SHAREHOLDER IN LIGHT OF HIS OR HER INDIVIDUAL CIRCUMSTANCES.

7.   Certain Legal Matters and Regulatory Approvals.

     The acquisition of the Shares pursuant to the Offer may be subject to certain regulatory requirements described below.

     State Takeover Laws. A number of states have adopted takeover laws which by their terms are applicable to attempts to acquire securities of corporations which are incorporated in such states, or have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of these state takeover statutes may purport to apply to the Offer, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. Should any governmental agency or official or any other person seek to apply any state takeover law to the Offer, Purchaser will take such action as it then believes desirable, which may involve contesting the validity of such statutes and the application of such statutes to the Offer in appropriate judicial or administrative proceedings or filing certain information with, or obtaining approvals from the relevant state authorities, in which event Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in consummation the Offer. In such case, Purchaser might not be obligated to accept for payment or pay for any Shares tendered. See Section 8.

8.   Certain Conditions to the Offer.

     (a) Notwithstanding any other terms of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless:

          (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer, not less than 4,636,775 of the outstanding Shares or Dr. Markoll shall have tendered to Purchaser an amount of Shares (if any) equal in number to the shortfall between the number of Shares tendered pursuant to the Offer and 4,636,775 of the outstanding Shares;

          (ii) sufficient financing shall have been obtained by Purchaser, on terms reasonably satisfactory to it, to enable Purchaser to consummate the Offer, and to pay all related costs and expenses;

          (iii) any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated;

          (iv) Shareholders tendering Shares pursuant to the Offer have given warranties in favor of Purchaser and its affiliates stating that they have full power and authority to tender, sell, assign and transfer the Shares they are tendering, that such Shares are fully paid and that when the same are accepted for purchase by Purchaser or its designated affiliate, Purchaser or its designated affiliate will acquire good, valid and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and the same will not be subject to any adverse claim;

          (v) Purchaser shall have completed its due diligence of the Company with results satisfactory to Purchaser in its sole discretion and no material adverse effect shall have occurred with respect to the Company's business or financial condition;

          (vi) Purchaser shall have received a completed and executed IRS Form W-8 or IRS Form W-9, as applicable, from each Shareholder participating in the Offer; and

          (vii) all of the Transaction agreements have been executed and delivered by each party thereto and said agreements shall be in full force and effect and all conditions with respect to consummation of such agreements shall have been satisfied or waived.

     (b) Furthermore, notwithstanding any other term of the Offer, Purchaser (a) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the offer) to pay for any Shares tendered pursuant to the Offer; (b) may terminate or, with the consent of the Company, amend the Offer, if, at any time on or after the date of this Agreement and before the expiration of the Offer, any of the following circumstances exists:

          (i) there shall be threatened or pending or decided any suit, action or proceeding by any government agency or any other person, in each case that has a reasonable likelihood of success, (1) challenging the acquisition by Purchaser of the Shares, seeking to restrain or prohibit the making or consummation of the Offer, or seeking to obtain from the Company or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as whole, (2) seeking to prohibit or limit the ownership or operation by Company or Purchaser or any of their respective subsidiaries of any material portion of the Business or the Assets, or to compel the Company or Purchaser or any of their respective subsidiaries to dispose of or hold separate any material portion of the Business or the Assets as a result of the Offer, (3) seeking to impose limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Shareholders, or (4) seeking to prohibit Purchaser or any of its subsidiaries from acquiring or holding or effectively controlling in any material respect the Business or the Assets, or (5) which otherwise is reasonably likely to have a material adverse effect on either of the Company and its subsidiaries taken as a whole, on the Business, on the Assets, on Dr. Markoll or on Purchaser and its subsidiaries taken as a whole;

          (ii) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (1) Purchaser, the Company, or any of their respective subsidiaries or Dr. Markoll or (2) the Offer, or any other transaction contemplated by the transaction documents, by any governmental agency that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clause (b)(i) above;

          (iii) the Company or Dr. Markoll shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by them under the Offer.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Purchaser) or may be waived by Purchaser in whole or in part, subject to applicable law, at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

     Any determination by Purchaser with respect to the foregoing conditions shall be final and binding.

     THE OFFER IS CONDITIONED UPON THE SATISFACTION, OR WAIVER BY PURCHASER IN ITS SOLE DISCRETION, SUBJECT TO APPLICABLE LAW, OF ALL THE CONDITIONS DESCRIBED ABOVE.

9.   No Offer in Certain Jurisdictions.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of holders of Shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

THE INFORMATION REGARDING THE COMPANY CONTAINED IN THIS OFFER TO PURCHASE HAS BEEN SUPPLIED BY THE COMPANY TO PURCHASER FOR INCLUSION HEREIN. PURCHASER ASSUMES NO RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION OR FOR ANY FAILURE BY THE COMPANY TO DISCLOSE EVENTS OR CIRCUMSTANCES THAT MAY HAVE OCCURRED OR THAT MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF SUCH INFORMATION BUT ARE UNKNOWN TO PURCHASER.


General

     The Company, a Virginia corporation, has its principal executive offices at Kapellenweg 6, 81371 Munich, Germany (telephone: (049) (089) 7473050, facsimile:
(049) (089) 74730525.

     The Company was incorporated in October 1991. It originally operated from offices and clinical study/research facilities in Waterbury, Connecticut and Long Island, New York. The Company operated clinical study activities and engaged in product research from 1991 to 1995 and developed a process for the treatment of arthritic disease with pulsed electromagnetic fields (referred to as the PST technology). The Company licensed its PST technology and product distribution rights to various entrepreneurs in the Bahamas, Mexico and Canada.

     In August 1996, the Company entered into a technology license and distribution agreement with PST International for distribution and commercialization of the Company's products in various countries throughout Europe and elsewhere.

     From 1996 to April, respective December, 2003 PST International constituted the majority source of revenue and operating income of the Company. In 1998, the Company began commercializing the PST Veterinary applications of its technology in North America.

     Since 1996 the Company has continued to pursue research and development activities to expand the applications of its expertise and technology. As a result of PST International having failed to meet its obligations in April 2003 all marketing and other distribution rights regarding the PST German operations granted to PST International reverted back to BMTS and on January 1st, 2004 all other rights in all other countries reverted back to BMTS. The Company has subsequently given the marketing and other distribution rights to Signal Medizin Vertriebs GmbH ("SMV") a 100% wholly owned subsidiary of BMTS.

Price Range of Shares; Dividends

     There is no established market for the Shares.

     During the past fourteen years there have been no dividends declared or paid in respect of the Shares.

     Set forth below is certain selected financial information with respect to the Company and its subsidiaries. The audited Consolidated Financial Statements for 2003 and 2004 (including P&L statement) for the BMTS Group, and for the period ending August 2005 were distributed to all shareholders after the Annual Shareholder Meeting, held on November 2, 2005.



Results of Operations

     The Company's result of operations for the three years ended December 31, 2004 are summarized below (in thousands of US dollars except per share amounts):


                                          2004          RESTATED         2002
                                          ----          --------         ----

                                                          2003
                                                          ----

Revenues                               8,164,343       5,700,560      4,087,644
Cost of Goods Sold                     1,085,521         261,938         57,949
Costs of Operation                     3,051,641       2,996,423      1,710,538
Payroll and Related Item               2,648,157       1,391,532      1,087,379
Depreciation and Amortization             90,927          36,040        321,338
Financial Expense                       (142,405)       (131,355)      (138,179)
Other (expenses) Income - Net            197,692        (263,418)      (114,362)
Net Income                             1,343,384         619,854        657,899
Foreign Currency Translation             150,286          67,867       (346,254)
Total Comprehensive Net Income         1,493,670         687,721        311,645

BMTS Litigation

     Please review the BIO-MAGNETIC THERAPY SYSTEM, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2003 AND 2004, Note 12



Liquidity and Capital Resources

     From 1991 to 1996, the Company was primarily operating as a development stage enterprise. As such, it sources of capital (needed to fund its development activities) came almost exclusively from its efforts to raise capital through the sale of equity.

     The Company raised over $6,000,000 through a series of private placement offerings which sold approximately 3,200,000 Shares at prices up to $1.85 each.

     From 1996 to 2005, the Company has been able to maintain adequate levels of working capital to fund its commercial and development activities through the revenues and gross incomes realized from operations.

     Should the Offer not be consummated, the Company will attempt to resolve its liquidity difficulties by seeking to borrow from alternative sources and/or seeking additional infusions of capital through equity investment. However, there can be no assurance that any such sources of capital will be available, or that capital can be obtained on terms satisfactory to the Company.

Should the Offer be consummated, the Company expects that the Company will have enough resources to satisfy its anticipated demands and commitments for cash for the next 36 months.

                    CERTAIN INFORMATION CONCERNING PURCHASER

Information Concerning Purchaser

     Purchaser: DuraVest Inc.

     The principal activity of Purchaser is the initiation of strategic investments in leading edge medical technology.

     The purpose of the Offer is:

     To acquire a majority stake in the Company in combination with to capital increases to fund (among other) the US approval of the PST Therapy and to finance further clinical trials.



Source and Amount of Funds

     The offer is conditioned on the Purchaser obtaining sufficient financing on terms and conditions satisfactory to Purchaser. To finance the Offer, Purchaser shall require up to US$ 7.7 MM which it anticipates obtaining through a bridge financing. These funds will be used to finance the Offer as well as the following Transactions:

     - finance the subscription of 5,700,000 shares of common stock in BMTS, par value $ 0.01 per share, for a purchase price of US$ 0.32 per share for a total consideration of US$ 1,824,000

     - finance the additional subscription of 8,362,500 shares for a purchase price of US$ 0.32 per share for a total consideration of US$ 2,676,000 immediately upon amendment of the BMTS Charter to increase the number of authorized shares to a sufficient number to allow the issuance thereof. For this purpose the Company has given NOTICE to its shareholders that a Special Meeting of Shareholders will be held on December 28, 2005, at Brienner Strasse 1, D-80333 Munich, Germany, beginning at 15:00h local time (CET).

     Manually signed facsimile copies of the Letter of Transmittal will be accepted, however, Purchaser must receive the original stock certificate to which such Letters of Transmittal relate. The Letter of Transmittal, certificates for Shares and any other acquired documents should be sent or delivered by each Shareholder to Purchaser at the following address:


         DuraVest Inc.

         Ogan Gurel, MD MPhil

         Chief Executive Officer

         11 South LaSalle Street, 5th Floor

         Chicago, Illinois 60603 - 1238

         USA

         Tel: 001 - (312) 423-2763